EXHIBIT 99.1

FOR IMMEDIATE RELEASE	CONTACT: Gregg Ziegler (215) 478-3820
May 19, 2026	gziegler@tollbrothers.com

Toll Brothers Reports FY 2026 Second Quarter Results

FORT WASHINGTON, Pa., May 19, 2026 -- Toll Brothers, Inc. (NYSE:TOL) (TollBrothers.com), the nation’s leading builder of luxury homes, today announced results for its second quarter ended April 30, 2026.

FY 2026's Second Quarter Financial Highlights (Compared to FY 2025's Second Quarter):
•Net income and earnings per share were $260.6 million and $2.72 per diluted share, compared to net income of $352.4 million and $3.50 per diluted share in FY 2025's second quarter.
•Pre-tax income was $350.4 million, compared to $477.5 million in FY 2025's second quarter.
•Home sales revenues were $2.51 billion compared to $2.71 billion in FY 2025's second quarter; delivered homes were 2,491 compared to 2,899 in FY 2025's second quarter.
•Net signed contract value was $2.81 billion compared to $2.60 billion in FY 2025's second quarter; contracted homes were 2,834 compared to 2,650.
•Backlog value was $6.32 billion at second quarter end compared to $6.84 billion at FY 2025’s second quarter end; homes in backlog were 5,394 compared to 6,063.
•Home sales gross margin was 23.9%, compared to FY 2025’s second quarter home sales gross margin of 26.0%.
•Adjusted home sales gross margin, which excludes interest and inventory write-downs, was 26.2%, compared to FY 2025’s second quarter adjusted home sales gross margin of 27.5%.
•SG&A, as a percentage of home sales revenues, was 10.3% compared to 9.5% in FY 2025's second quarter.
•Income from operations was $346.6 million.
•Other income, income from unconsolidated entities, and gross margin from land sales and other was $9.3 million.
•The Company repurchased approximately 1.2 million shares at an average price of $143.72 per share for a total purchase price of $175.4 million.
Karl K. Mistry, chief executive officer, stated: “In the second quarter, we once again successfully navigated a challenging market and produced strong results. We delivered 2,491 homes at an average price of $1,009,000 in the quarter, generating $2.5 billion of home sales revenues, or approximately $110 million above the midpoint of our guidance. Our adjusted gross margin was 26.2%, or 70 basis points above guidance, and our SG&A expense, as a percentage of home sales revenues, was 10.3% or 40 basis points better than guidance. In addition, orders were up 7% in units and 8% in dollars year-over-year. Based on our year-to-date performance, we are raising our full year guidance across all key home building metrics.
“Our strong results continue to reflect our unique position as the nation’s leading builder of luxury homes, with operations spanning more than 60 markets across the country. The strength of our brand, broad geographic footprint, and wide variety of home offerings and price points, combined with our long history serving the luxury market and its affluent customers, continues to set us apart.
“In our second quarter, we repurchased $175 million of common stock, bringing our year-to-date total to $226 million, and we raised our quarterly dividend. In addition, we increased community count by 9% year-over-year and control sufficient land for continued 8% to 10% growth in 2027 and beyond. With a strong balance sheet, attractive margins and significant operating cash flows, we are well positioned to invest in the growth of our business and deliver strong returns to stockholders.”

Third Quarter and FY 2026 Financial Guidance:
	Third Quarter	Full Fiscal Year
Deliveries	2,600 - 2,700 units	10,400 - 10,700 units
Average Delivered Price per Home	$965,000 -$985,000	$985,000 -$1,000,000
Adjusted Home Sales Gross Margin	25.25%	26.10%
SG&A, as a Percentage of Home Sales Revenues	10.0%	10.10%
Period-End Community Count	475	480 - 490
Other Income, Income from Unconsolidated Entities, and Gross Margin from Land Sales and Other	$5 million	$120 million
Tax Rate	26.0%	25.5%

Financial Highlights for the three months ended April 30, 2026 and 2025 (unaudited):
	2026	2025
Net Income	$260.6 million, or $2.72 per share diluted	$352.4 million, or $3.50 per share diluted
Pre-Tax Income	$350.4 million	$477.5 million
Pre-Tax Inventory Impairments included in Home Sales Costs of Revenues	$32.5 million	$9.8 million
Home Sales Revenues	$2.51 billion and 2,491 units	$2.71 billion and 2,899 units
Net Signed Contracts	$2.81 billion and 2,834 units	$2.60 billion and 2,650 units
Net Signed Contracts per Community	6.3 units	6.4 units
Quarter-End Backlog	$6.32 billion and 5,394 units	$6.84 billion and 6,063 units
Average Price per Home in Backlog	$1,171,800	$1,128,100
Home Sales Gross Margin	23.9%	26.0%
Adjusted Home Sales Gross Margin	26.2%	27.5%
Interest Included in Home Sales Cost of Revenues, as a percentage of Home Sales Revenues	1.1%	1.1%
SG&A, as a percentage of Home Sales Revenues	10.3%	9.5%
Income from Operations	$346.6 million, or 13.7% of total revenues	$449.7 million, or 16.4% of total revenues
Other Income, Income from Unconsolidated Entities, and Gross Margin from Land Sales and Other	$9.3 million	$29.0 million
Other Pre-Tax Impairments:
Included in Land Sales and Other Cost of Revenues	$2.3 million	$— million
Included in Income (loss) from Unconsolidated Entities	$13.5 million	$— million
Quarterly Cancellations as a Percentage of Beginning-Quarter Backlog	2.9%	2.8%
Quarterly Cancellations as a Percentage of Signed Contracts in Quarter	4.8%	6.2%

Financial Highlights for the six months ended April 30, 2026 and 2025 (unaudited):
	2026	2025
Net Income	$471.5 million, or $4.91 per share diluted	$530.2 million, or $5.24 per share diluted
Pre-Tax Income	$623.9 million	$698.9 million
Pre-Tax Inventory Impairments included in Home Sales Costs of Revenues	$44.2 million	$26.2 million
Home Sales Revenues	$4.37 billion and 4,390 units	$4.55 billion and 4,890 units
Net Signed Contracts	$5.19 billion and 5,137 units	$4.91 billion and 4,957 units
Home Sales Gross Margin	24.2%	25.6%
Adjusted Home Sales Gross Margin	26.3%	27.3%
Interest Included in Home Sales Cost of Revenues, as a percentage of Home Sales Revenues	1.1%	1.1%
SG&A, as a percentage of Home Sales Revenues	11.8%	10.9%
Income from Operations	$565.7 million, or 12.1% of total revenues	$668.8 million, or 14.5% of total revenues
Other Income, Income from Unconsolidated Entities, and Gross Margin from Land Sales and Other	$81.3 million	$31.5 million
Other Pre-Tax Impairments:
Included in Land Sales and Other Cost of Revenues	$3.7 million	$1.8 million
Included in Other Income - Net	$— million	$4.4 million
Included in Income (loss) from Unconsolidated Entities	$57.8 million	$— million
Additional Information:
•The Company ended its FY 2026 second quarter with $1.11 billion in cash and cash equivalents, compared to $1.26 billion at FYE 2025 and $1.20 billion at FY 2026’s first quarter. At FY 2026 second quarter end, the Company also had $2.24 billion available under its $2.38 billion senior unsecured revolving credit facility.
•On February 5, 2026, the Company extended the maturity date of its senior unsecured revolving facility from February 7, 2030 to February 5, 2031 and increased the total amount of revolving loans and commitments available under the facility from $2.35 billion to $2.38 billion. The Company also extended the maturity of approximately $548 million of loans outstanding under its $650 million term loan credit facility from February 7, 2030 to February 5, 2031, with the remainder continuing to mature on February 7, 2030.
•On March 10, 2026, the Company announced a 4% increase in its quarterly cash dividend from $0.25 to $0.26 per share. On April 24, 2026, the Company paid its quarterly dividend of $0.26 per share to shareholders of record at the close of business on April 10, 2026.
•Stockholders’ equity at FY 2026 second quarter end was $8.48 billion, compared to $8.27 billion at FYE 2025.
•FY 2026’s second quarter-end book value per share was $90.51 per share, compared to $87.25 at FYE 2025.
•The Company ended FY 2026's second quarter with a debt-to-capital ratio of 24.7%, compared to 24.4% at FY 2026’s first quarter end and 26.0% at FYE 2025. The Company ended FY 2026’s second quarter with a net debt-to-capital ratio(1) of 15.4%, compared to 14.2% at FY 2026’s first quarter end, and 15.3% at FYE 2025.
•The Company ended FY 2026’s second quarter with approximately 76,800 lots owned and optioned, compared to 75,000 one quarter earlier, and 78,600 one year earlier. Approximately 42% or 32,000, of these lots were owned, of which approximately 18,400 lots, including those in backlog, were substantially improved.
•In the second quarter of FY 2026, the Company spent approximately $422.0 million on land to purchase approximately 1,943 lots.

•The Company ended FY 2026’s second quarter with 459 selling communities, compared to 445 at FY 2026’s first quarter end and 421 at FY 2025’s second quarter end.
(1)    See “Reconciliation of Non-GAAP Measures” below for more information on the calculation of the Company’s net debt-to-capital ratio.
Toll Brothers will be broadcasting live via the Investor Relations section of its website, investors.TollBrothers.com, a conference call hosted by Douglas C. Yearley, Jr., executive chairman of the board, and Karl K. Mistry, chief executive officer, at 8:30 a.m. (ET) Wednesday, May 20, 2026, to discuss these results and its outlook for the third quarter and FY 2026. To access the call, enter the Toll Brothers website, click on the Investor Relations page, and select “Events & Presentations” under the “News & Events” tab. Participants are encouraged to log on at least fifteen minutes prior to the start of the presentation to register and download any necessary software.
The call can be heard live with an online replay which will follow.
ABOUT TOLL BROTHERS

Toll Brothers, Inc., a Fortune 500 Company, is the nation’s leading builder of luxury homes. The Company was founded in 1967 and became a public company in 1986 with common stock listed on the New York Stock Exchange under the symbol “TOL.” Toll Brothers builds new homes and communities in over 60 markets across the United States, serving first-time, move-up, active-adult, and second-home buyers. The Company also operates its own architectural, engineering, mortgage, title, land development, smart home technology, landscape, and building components manufacturing businesses.
Toll Brothers was named the #1 Most Admired Home Builder in Fortune magazine’s 2026 list of the World’s Most Admired Companies®, the ninth year the Company has achieved this honor. Toll Brothers has also been named Builder of the Year by Builder magazine and is the first two-time recipient of Builder of the Year from Professional Builder magazine. For more information visit TollBrothers.com.
Toll Brothers discloses information about its business and financial performance and other matters, and provides links to its securities filings, notices of investor events, and earnings and other news releases, on the Investor Relations section of its website (investors.TollBrothers.com).
From Fortune, ©2026 Fortune Media IP Limited. All rights reserved. Used under license.

FORWARD-LOOKING STATEMENTS
Information presented herein for the second quarter ended April 30, 2026 is subject to finalization of the Company’s regulatory filings, related financial and accounting reporting procedures and external auditor procedures.
This release contains or may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. One can identify these statements by the fact that they do not relate to matters of a strictly historical or factual nature and generally discuss or relate to future events. These statements contain words such as “anticipate,” “estimate,” “expect,” “project,” “intend,” “plan,” “believe,” “may,” “can,” “could,” “might,” “should,” “likely,” “will,” and other words or phrases of similar meaning. Such statements may include, but are not limited to, information and statements regarding: market conditions; mortgage rates; inflation rates; demand for our homes; our build- to-order and quick move-in home strategy; sales paces and prices; effects of home buyer cancellations; our strategic priorities; growth and expansion; our land acquisition, land development and capital allocation priorities; anticipated operating results; home deliveries; financial resources and condition; changes in revenues, profitability, margins and returns; changes in accounting treatment; cost of revenues, including expected labor and material costs; availability of labor and materials; selling, general and administrative expenses; interest expense; inventory write-downs; home warranty and construction defect claims; unrecognized tax benefits; anticipated tax refunds; joint ventures in which we are involved; anticipated results from our investments in unconsolidated entities; our plans and expectations regarding our announced exit from the multifamily development business, including the disposition of our remaining assets; our ability to acquire land and pursue real estate opportunities; our ability to gain approvals and open new communities; our ability to market, construct and sell homes and properties; our ability to deliver homes from backlog; our ability to secure materials and subcontractors; our ability to produce the liquidity and capital necessary to conduct normal business operations or to expand and take advantage of opportunities; the outcome of legal proceedings, investigations, and claims; management succession plans; and the impact of public health or other emergencies.
Any or all of the forward-looking statements included in this release are not guarantees of future performance and may turn out to be inaccurate. This can occur as a result of incorrect assumptions or as a consequence of known or unknown risks and uncertainties. The major risks and uncertainties – and assumptions that are made – that affect our business and may cause actual results to differ from these forward-looking statements include, but are not limited to:
•the effect of general economic conditions, including employment rates, housing starts, inflation rates, interest and mortgage rates, availability of financing for home mortgages and strength of the U.S. dollar;
•market demand for our products, which is related to the strength of the various U.S. business segments and U.S. and international economic conditions;
•the availability of desirable and reasonably priced land and our ability to control, purchase, hold and develop such land;
•access to adequate capital on acceptable terms;
•geographic concentration of our operations;
•levels of competition;
•the price and availability of lumber, other raw materials, home components and labor;
•the effect of U.S. trade policies, including the imposition of tariffs and duties on home building products and retaliatory measures taken by other countries;
•the effects of weather and the risk of loss from earthquakes, volcanoes, fires, floods, droughts, windstorms, hurricanes, pest infestations and other natural disasters, and the risk of delays, reduced consumer demand, unavailability of insurance, and shortages and price increases in labor or materials associated with such natural disasters;
•risks arising from acts of war, terrorism or outbreaks of contagious diseases;
•federal and state tax policies;
•transportation costs;
•the effect of land use, environment and other governmental laws and regulations;
•legal proceedings or disputes and the adequacy of reserves;

•risks relating to any unforeseen changes to or effects on liabilities, future capital expenditures, revenues, expenses, earnings, indebtedness, financial condition, losses and future prospects;
•the effect of potential loss of key management personnel or unsuccessful management transitions;
•changes in accounting principles;
•risks related to unauthorized access to our computer systems, theft of our and our homebuyers’ confidential information or other forms of cyber-attack; and
•other factors described in “Risk Factors” included in our Annual Report on Form 10-K for the year ended October 31, 2025 and in subsequent filings we make with the Securities and Exchange Commission (“SEC”).
Many of the factors mentioned above or in other reports or public statements made by us will be important in determining our future performance. Consequently, actual results may differ materially from those that might be anticipated from our forward-looking statements.
Forward-looking statements speak only as of the date they are made. We undertake no obligation to publicly update any forward-looking statements, whether as a result of new information, future events, or otherwise.
For a further discussion of factors that we believe could cause actual results to differ materially from expected and historical results, see the information under the captions “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our most recent Annual Report on Form 10-K filed with the SEC and in subsequent reports filed with the SEC. This discussion is provided as permitted by the Private Securities Litigation Reform Act of 1995, and all of our forward-looking statements are expressly qualified in their entirety by the cautionary statements contained or referenced in this section.

TOLL BROTHERS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(Amounts in thousands)

	April 30, 2026	October 31, 2025
	(Unaudited)
ASSETS
Cash and cash equivalents	$1,105,511	$1,258,997
Inventory	11,377,712	10,678,460
Property, construction and office equipment - net	283,878	273,397
Receivables, prepaid expenses and other assets	543,805	554,720
Real estate and related assets held for sale	—	420,969
Mortgage loans held for sale	141,482	200,816
Customer deposits held in escrow	125,326	106,612
Investments in unconsolidated entities	955,462	1,025,895
	$14,533,176	$14,519,866

LIABILITIES AND EQUITY
Liabilities:
Loans payable	$903,336	$896,388
Senior notes	1,742,154	1,741,525
Mortgage company loan facility	138,202	150,000
Customer deposits	472,098	418,897
Accounts payable	461,439	615,771
Accrued expenses	2,158,618	2,061,919
Liabilities related to assets held for sale	—	172,186
Income taxes payable	171,337	177,116
Total liabilities	$6,047,184	$6,233,802

Equity:
Stockholders’ Equity
Common stock, 102,937 shares issued at April 30, 2026 and October 31, 2025	1,029	1,029
Additional paid-in capital	649,556	687,123
Retained earnings	8,997,249	8,574,807
Treasury stock, at cost — 9,297 and 8,140 shares at April 30, 2026 and October 31, 2025, respectively	(1,191,681)	(1,014,568)
Accumulated other comprehensive income	19,002	22,272
Total stockholders’ equity	8,475,155	8,270,663
Noncontrolling interest	10,837	15,401
Total equity	8,485,992	8,286,064
	$14,533,176	$14,519,866

TOLL BROTHERS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Amounts in thousands, except per share data and percentages)
(Unaudited)

	Three Months Ended April 30,				Six Months Ended April 30,
	2026		2025		2026		2025
	$	%	$	%	$	%	$	%
Revenues:
Home sales	$2,512,464		$2,706,453		$4,367,449		$4,547,229
Land sales and other	18,766		32,624		309,408		50,979
	2,531,230		2,739,077		4,676,857		4,598,208

Cost of revenues:
Home sales	1,913,162	76.1%	2,002,218	74.0%	3,308,624	75.8%	3,383,698	74.4%
Land sales and other	13,178	70.2%	31,421	96.3%	286,352	92.5%	49,527	97.2%
	1,926,340		2,033,639		3,594,976		3,433,225

Gross margin - home sales	599,302	23.9%	704,235	26.0%	1,058,825	24.2%	1,163,531	25.6%
Gross margin - land sales and other	5,588	29.8%	1,203	3.7%	23,056	7.5%	1,452	2.8%

Selling, general and administrative expenses	258,253	10.3%	255,760	9.5%	516,189	11.8%	496,174	10.9%
Income from operations	346,637		449,678		565,692		668,809

Other:
Income (loss) from unconsolidated entities	(16,720)		11,489		18,724		2,746
Other income - net	20,441		16,336		39,517		27,330
Income before income taxes	350,358		477,503		623,933		698,885
Income tax provision	89,767		125,056		152,410		168,735
Net income	$260,591		$352,447		$471,523		$530,150
Per share:
Basic earnings	$2.74		$3.53		$4.94		$5.28
Diluted earnings	$2.72		$3.50		$4.91		$5.24
Cash dividend declared	$0.26		$0.25		$0.51		$0.48
Weighted-average number of shares:
Basic	95,144		99,890		95,422		100,360
Diluted	95,755		100,585		96,130		101,208

Effective tax rate	25.6%		26.2%		24.4%		24.1%

TOLL BROTHERS, INC. AND SUBSIDIARIES
SUPPLEMENTAL DATA
(Amounts in thousands)
(unaudited)

	Three Months Ended April 30,		Six Months Ended April 30,
	2026	2025	2026	2025
Inventory impairments and write-offs included in home sales cost of revenues:
Pre-development costs and option write offs	$20,077	$1,674	$24,751	$5,631
Land owned for operating communities	12,400	8,125	19,400	20,585
	$32,477	$9,799	$44,151	$26,216

Land and other impairments included in land sales and other cost of revenues	$2,300	$—	$3,692	$1,841

Joint venture impairments included in income (loss) from unconsolidated entities	$13,500	$—	$57,800	$—

Other asset write-offs (recoveries) included in Other income - net	$—	$(42)	$—	$4,405

Depreciation and amortization	$17,259	$20,775	$33,495	$37,940
Interest incurred	$29,372	$31,603	$58,919	$61,438
Interest expense:
Charged to home sales cost of revenues	$27,416	$30,311	$47,496	$50,387
Charged to land sales and other cost of revenues	207	623	207	638
Charged to other income - net	1,959	482	2,942	482
	$29,582	$31,416	$50,645	$51,507

Home sites controlled:			April 30, 2026	April 30, 2025
Owned			32,025	32,763
Optioned			44,779	45,843
			76,804	78,606
Inventory at April 30, 2026 and October 31, 2025 consisted of the following (amounts in thousands):

	April 30, 2026	October 31, 2025
Land deposits and costs of future communities	$947,963	$843,110
Land and land development costs	3,286,410	3,018,179
Land and land development costs associated with homes under construction	3,967,014	3,738,695
Total land and land development costs	8,201,387	7,599,984

Homes under construction	2,577,971	2,535,219
Model homes (1)	598,354	543,257
	$11,377,712	$10,678,460
(1)    Includes the allocated land and land development costs associated with each of our model homes in operation.

Toll Brothers operates in the following five geographic segments, with operations generally located in the states listed below:
•North: Connecticut, Delaware, Massachusetts, Michigan, New Jersey, New York and Pennsylvania
•Mid-Atlantic: Georgia, Maryland, North Carolina, Tennessee and Virginia
•South: Florida, South Carolina and Texas
•Mountain: Arizona, Colorado, Idaho, Nevada and Utah
•Pacific: California, Oregon and Washington

	Three Months Ended April 30,
	Units		$ (Millions)		Average Price Per Unit $
	2026	2025	2026	2025	2026	2025
REVENUES
North	374	389	$388.5	$378.5	$1,038,800	$973,000
Mid-Atlantic	401	379	413.3	321.8	$1,030,700	$849,000
South	791	928	661.5	758.6	$836,200	$817,500
Mountain	638	856	565.1	755.9	$885,800	$883,000
Pacific	287	347	484.9	492.2	$1,689,500	$1,418,400
Home Building	2,491	2,899	2,513.3	2,707.0	$1,008,900	$933,700
Corporate and other			(0.8)	(0.5)
Total home sales	2,491	2,899	2,512.5	2,706.5	$1,008,600	$933,600
Land sales and other			18.7	32.6
Total Consolidated			$2,531.2	$2,739.1

CONTRACTS
North	468	372	$496.4	$386.9	$1,060,700	$1,039,900
Mid-Atlantic	384	407	347.6	378.7	$905,300	$930,500
South	937	753	818.4	636.8	$873,400	$845,700
Mountain	738	776	645.6	695.5	$874,700	$896,300
Pacific	307	342	499.3	506.5	$1,626,500	$1,480,900
Total Consolidated	2,834	2,650	$2,807.3	$2,604.4	$990,600	$982,800

BACKLOG
North	1,052	909	$1,234.2	$1,028.5	$1,173,200	$1,131,500
Mid-Atlantic	740	906	797.0	987.4	$1,077,000	$1,089,900
South	1,783	1,932	1,671.4	1,774.7	$937,400	$918,600
Mountain	1,241	1,480	1,297.5	1,563.9	$1,045,500	$1,056,700
Pacific	578	836	1,320.8	1,484.9	$2,285,200	$1,776,100
Total Consolidated	5,394	6,063	$6,320.9	$6,839.4	$1,171,800	$1,128,100

Note: Due to rounding, amounts in the geographic tables may not add.

	Six Months Ended April 30,
	Units		$ (Millions)		Average Price Per Unit $
	2026	2025	2026	2025	2026	2025
REVENUES
North	652	636	$666.9	$633.2	$1,022,900	$995,600
Mid-Atlantic	653	645	651.5	558.0	$997,700	$865,100
South	1,369	1,524	1,131.0	1,264.9	$826,200	$830,000
Mountain	1,175	1,519	1,040.9	1,312.6	$885,900	$864,100
Pacific	541	566	878.0	779.3	$1,622,900	$1,376,900
Home Building	4,390	4,890	4,368.3	4,548.0	$995,100	$930,100
Corporate and other			(0.9)	(0.8)
Total home sales	4,390	4,890	4,367.4	4,547.2	$994,900	$929,900
Land sales and other			309.5	51.0
Total Consolidated			$4,676.9	$4,598.2

CONTRACTS
North	871	690	$929.5	$723.6	$1,067,200	$1,048,700
Mid-Atlantic	685	765	625.1	720.2	$912,600	$941,400
South	1,591	1,453	1,343.6	1,230.0	$844,500	$846,500
Mountain	1,392	1,404	1,217.8	1,229.6	$874,900	$875,800
Pacific	598	645	1,070.6	1,008.2	$1,790,300	$1,563,100
Total Consolidated	5,137	4,957	$5,186.6	$4,911.6	$1,009,700	$990,800

RECONCILIATION OF NON-GAAP MEASURES
This press release contains, and Company management’s discussion of the results presented in this press release may include, information about the Company’s adjusted home sales gross margin and the Company’s net debt-to-capital ratio.
These measures are non-GAAP financial measures which are not calculated in accordance with generally accepted accounting principles (“GAAP”). These non-GAAP financial measures should not be considered a substitute for, or superior to, the comparable GAAP financial measures, and may be different from non-GAAP measures used by other companies in the home building business.
The Company’s management considers these non-GAAP financial measures as we make operating and strategic decisions and evaluate our performance, including against other home builders that may use similar non-GAAP financial measures. The Company’s management believes these non-GAAP financial measures are useful to investors in understanding our operations and leverage and may be helpful in comparing the Company to other home builders to the extent they provide similar information.
Adjusted Home Sales Gross Margin
The following table reconciles the Company’s home sales gross margin as a percentage of home sales revenues (calculated in accordance with GAAP) to the Company’s adjusted home sales gross margin (a non-GAAP financial measure). Adjusted home sales gross margin is calculated as (i) home sales gross margin plus interest recognized in home sales cost of revenues plus inventory write-downs recognized in home sales cost of revenues divided by (ii) home sales revenues.
Adjusted Home Sales Gross Margin Reconciliation
(Amounts in thousands, except percentages)

		Three Months Ended April 30,		Six Months Ended April 30,
		2026	2025	2026	2025
	Revenues - home sales	$2,512,464	$2,706,453	$4,367,449	$4,547,229
	Cost of revenues - home sales	1,913,162	2,002,218	3,308,624	3,383,698
	Home sales gross margin	599,302	704,235	1,058,825	1,163,531
Add:	Interest recognized in cost of revenues - home sales	27,416	30,311	47,496	50,387
	Inventory impairments and write-offs in cost of revenues - home sales	32,477	9,799	44,151	26,216
	Adjusted home sales gross margin	$659,195	$744,345	$1,150,472	$1,240,134

	Home sales gross margin as a percentage of home sale revenues	23.9%	26.0%	24.2%	25.6%

	Adjusted home sales gross margin as a percentage of home sale revenues	26.2%	27.5%	26.3%	27.3%

The Company’s management believes adjusted home sales gross margin is a useful financial measure to investors because it allows them to evaluate the performance of our home building operations without the often varying effects of capitalized interest costs and inventory impairments. The use of adjusted home sales gross margin also assists the Company’s management in assessing the profitability of our home building operations and making strategic decisions regarding community location and product mix.

Forward-looking Adjusted Home Sales Gross Margin
The Company has not provided projected third quarter and full FY 2026 home sales gross margin or a GAAP reconciliation for forward-looking adjusted home sales gross margin because such measure cannot be provided without unreasonable efforts on a forward-looking basis, since inventory write-downs are based on future activity and observation and therefore cannot be projected for the third quarter and full FY 2026. The variability of these charges may have a potentially unpredictable, and potentially significant, impact on our third quarter and full FY 2026 home sales gross margin.

Net Debt-to-Capital Ratio
The following table reconciles the Company’s ratio of debt to capital (calculated in accordance with GAAP) to the Company’s net debt-to-capital ratio (a non-GAAP financial measure). The net debt-to-capital ratio is calculated as (i) total debt minus mortgage warehouse loans minus cash and cash equivalents divided by (ii) total debt minus mortgage warehouse loans minus cash and cash equivalents plus stockholders’ equity.

Net Debt-to-Capital Ratio Reconciliation
(Amounts in thousands, except percentages)

		April 30, 2026	January 31, 2026	October 31, 2025
	Loans payable	$903,336	$858,347	$896,388
	Loans payable included in liabilities held for sale	—	—	114,254
	Senior notes	1,742,154	1,741,842	1,741,525
	Mortgage company loan facility	138,202	121,130	150,000
	Total debt	2,783,692	2,721,319	2,902,167
	Total stockholders’ equity	8,475,155	8,409,092	8,270,663
	Total capital	$11,258,847	$11,130,411	$11,172,830
	Ratio of debt-to-capital	24.7%	24.4%	26.0%

	Total debt	$2,783,692	$2,721,319	$2,902,167
Less:	Mortgage company loan facility	(138,202)	(121,130)	(150,000)
	Cash and cash equivalents	(1,105,511)	(1,202,828)	(1,258,997)
	Cash and cash equivalents included in assets held for sale	—	—	(773)
	Total net debt	1,539,979	1,397,361	1,492,397
	Total stockholders’ equity	8,475,155	8,409,092	8,270,663
	Total net capital	$10,015,134	$9,806,453	$9,763,060
	Net debt-to-capital ratio	15.4%	14.2%	15.3%

The Company’s management uses the net debt-to-capital ratio as an indicator of its overall leverage and believes it is a useful financial measure to investors in understanding the leverage employed in the Company’s operations.
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